PRA Settles CFPB Matter

NORFOLK, Va., September 9, 2015 - PRA Group (Nasdaq: PRAA), a global leader in acquiring non-performing loans, today announced that its subsidiary, Portfolio Recovery Associates, LLC (“PRA”), has reached a settlement with the Consumer Financial Protection Bureau (“CFPB”), successfully negotiating an agreement that will not materially impact operations and will allow the company to focus on future opportunities without distraction and avoid costly and time-consuming litigation.

Steve Fredrickson, chairman and chief executive officer of PRA Group, Inc., said, “It was time to end this drawn out process and eliminate the threat of litigation, so we can focus with renewed vigor on serving our customers and growing our business. Given the circumstances, we went the extra mile to achieve closure, despite our objection to the CFPB’s characterization of PRA’s business practices.

“We remain confident that our business practices serve as a model for the industry, frequently going above and beyond applicable legal requirements,” Fredrickson said. “Moreover, we are proud of our practices and leadership in the industry, and we are glad to have reached an agreement with the CFPB.”

PRA has been a leader in the debt collection industry since its inception in 1996. PRA does not re-sell accounts and has established numerous consumer-friendly standards regarding interest, fees, and customer engagement.

During the course of its negotiations with the CFPB’s enforcement unit, PRA simultaneously worked with the CFPB's rulemaking division to provide input on potential areas for industry-wide reform. PRA remains committed to that process, and urged the CFPB to follow through with its rulemaking.

“We take great pride in the fact that we have helped lift up this entire industry by adopting stringent protocols for our employees and working with regulators to raise industry standards,” Fredrickson said. “We believe the new rules we have agreed to as a part of this settlement will create more confidence among regulators and our clients that people who have debts are treated fairly and with respect. That said, we intend to continue to work with the CFPB going forward to bring about meaningful industry-wide reforms.”

About PRA Group
As a global leader in acquiring non-performing loans, PRA Group (Nasdaq: PRAA) returns capital to global banks and other creditors to help expand financial services for consumers in North America and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

News Media Contact:
Michael McKeon
(212) 681-1380
MMckeon@mercuryllc.com

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

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